SECOND AMENDMENT TO BANK OF MARIN SALARY CONTINUATION AGREEMENT THIS SECOND AMENDMENT (the “Amendment”) is made effective as of January 1st, 2022, by and between Bank of Marin (the “Bank”) and Timothy Myers (the “Executive”). WHEREAS, the Bank and the Executive are parties to a Salary Continuation Agreement dated January 1, 2016 (as amended, the “Agreement”) which provides certain deferred compensation benefits to the Executive; and WHEREAS, the Bank and the Executive now wish to update the Agreement to increase the Agreement’s benefits and simplify benefit payment terms; NOW THEREFORE, the Bank and the Executive agree as follows. Sections 2.1.1 and 2.1.2 of the Agreement shall be deleted and replaced by the following: 2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Eighty-Five Thousand Dollars ($185,000). 2.1.2 Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years. Section 2.2.2 of the Agreement shall be deleted and replaced by the following: 2.2.2 Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years. Section 2.3.2 of the Agreement shall be deleted and replaced by the following: 2.3.2 Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years. Section 3.1.2 of the Agreement shall be deleted and replaced by the following: 3.1.2 Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum during the fourth month following the Executive’s death. The Beneficiary shall be required to provide the Executive’s death certificate to the Bank. Exhibit 10.1

The Schedule A originally attached to, and made part of, the Agreement shall be replaced by the revised Schedule A attached hereto which reflects the increased benefits provided for in this Amendment. The Executive and the Bank intend that the Agreement and this Amendment comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. The Agreement and this Amendment shall be construed, administered and governed in a manner that affects such intent, and neither the Bank nor the Executive shall take any action that would be inconsistent therewith. IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Amendment. EXECUTIVE BANK By: Title: